SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is effective as of the 20th day of April, 2012 (the “Effective Date”) by and between Everett Willard “Will” Gray II, a resident of the State of Texas (“Executive”), and cross border resources, inc., a Nevada corporation having its principal office at 22610 US Hwy 281 North, Suite 218, San Antonio, Texas, 78258 (the “Company”).

WHEREAS, the Company is an oil and gas exploration and production company headquartered in San Antonio, Texas focused on drilling exploratory and developmental wells in the Permian Basin region of the United States;

WHEREAS, the Company and Executive entered into an employment agreement dated as of the 31st day of January, 2011 and an Amendment to Employment Agreement as of the 6th day of March, 2012 (collectively, the “Employment Agreement”); and

WHEREAS, the Company and Executive have agreed to amend the terms of the Employment Agreement by this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties, it is hereby agreed as follows:

1.          Defined Terms. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings set forth in the Employment Agreement.

2.          Interpretation. To the extent that the terms and conditions of this Amendment conflict with the terms and conditions of the Employment Agreement, the terms and conditions of this Amendment shall control.

3.          Amended Sections of the Employment Agreement.

3.01.     Section 5.3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

5.3     Termination After Corporate Transaction If during the Initial Term of this Agreement a Corporate Transaction (as hereafter defined) occurs, then Executive will be entitled to a severance payment as if he had been terminated without Cause. The severance payment shall be payable in four equal installments with the payments due on or before the following dates: (i) ten (10) days after the Corporate Transaction, (ii) the last day of the second quarter of the Company’s fiscal year, (iii) the last day of the third quarter of the Company’s fiscal year, and (iv) the last day of the fourth quarter of the Company’s fiscal year. Executive’s right to the foregoing payment shall not be in addition to any payment Executive may be entitled to but in lieu of such payment.

(a)     For the purpose of this Agreement, a “Corporate Transaction” means the occurrence of any of the following:

(1)     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”).

(2)     The individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof.

(3)     The consummation of a reorganization, merger, or consolidation of the Company (a “Business Combination”), unless following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the surviving company’s outstanding shares of common stock or the combined voting power.

(4)     The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(5)     A sale, disposition or liquidation of at least 50% of the Company’s assets.

3.02          Section 5.7 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Executive's entitlement to the benefits provided in Section 5 are contingent on Executive countersigning and delivering to the Company and not revoking a Separation Agreement and Mutual Release, the form of which is attached hereto as Exhibit A, on or prior to the date upon which amounts are payable to Executive pursuant to this Agreement.

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4.          Counterparts. This Amendment may be executed in counterparts, each of which will be deemed to be an original and taken together shall be considered as one document. Further, this document may be executed by facsimile signature and Company and Executive hereby acknowledge their intent to be bound by the facsimile signatures the same as if they are original signatures.

5.          Agreement Effective. Except as herein modified, all terms and conditions of the Employment Agreement shall remain in full force and effect, shall not be considered amended or modified except as is specifically set forth in this Amendment and are herby ratified and confirmed in all respects.

6.          Ratification. Except as otherwise provided herein, the Employment Agreement shall continue in full force and effect, in accordance with its terms, and Company and Executive hereby expressly ratify, confirm and reaffirm all of their respective liabilities, obligations, duties and responsibilities under and pursuant to the Employment Agreement, as modified by this Amendment, and the same shall constitute valid and binding agreements of each party, enforceable against such party in accordance with its terms.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

CROSS BORDER RESOURCES, INC.

By:	/s/Brad Heidelberg
Brad Heidelberg
Director and Chair of the Compensation Committee

EXECUTIVE

/s/ Everett Willard Gray II
EVERETT WILLARD “WILL” GRAY II

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EXHIBIT A

SEPARATION AGREEMENT AND MUTUAL RELEASE

THIS SEPARATION AGREEMENT AND MUTUAL RELEASE (this "Agreement") is entered into this ___ day of April, 2012, by and between _______________ ("Executive") and CROSS BORDER RESOURCES, INC. (the "Company") (collectively referred to as the "Parties") to resolve all issues related to or arising out of Executive’s former employment with Company and Executive’s termination of employment on the Termination Date. This Agreement is delivered in connection with that certain Agreement dated April __, 2012, by and between Red Mountain Resources, Inc. and the Company and becomes effective on the Change of Officer Date as defined therein which shall be no later than May 31, 2012. In consideration of the mutual covenants contained herein, the sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.          Termination Date. Executive was provided notice, or Executive provided notice to the Company, on _____________ (the "Notice Date") that his/her last day of employment with the Company shall be __________________ (the "Termination Date").

2.          Transition Period. For the period that begins on the Notice Date and ends on the Termination Date (the "Transition Period"), Executive shall continue to perform, in good-faith and with his/her best efforts, his/her employment responsibilities (as described in the Executive’s Employment Agreement dated January 31, 2011 as amended on March 6, 2012 and April 20, 2012) (the "Employment Agreement") for the Company during normal work hours. The Company will pay Executive, subject to normal tax and other payroll withholdings, Executive’s regular salary during the Transition Period pursuant to the regularly scheduled payroll practice of the Company. Notwithstanding any provision in this Agreement to the contrary, the Company reserves the right to accelerate Executive’s Termination Date if such Executive does not perform, in good-faith and with his/her best efforts, his/her employment responsibilities during normal work hours.

3.          Payments on Termination Date. The Company will pay Executive, subject to normal tax and other payroll withholdings (a) Executive’s earned, but unpaid regular salary through the Termination Date, and (b) Executive’s earned, but unused vacation time through the Termination Date. The Company shall pay Executive the amounts described in (a) and (b) above in the pay check immediately following his/her Termination Date. The Company will extend Executive’s current Company group medical, dental and vision benefit coverage, if any, through the Termination Date. The continuation of coverage during the Transition Period shall not count toward satisfying the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA").

4.          Severance Benefit. In consideration for the agreements and releases by Executive set forth below, Company agrees that during the sixty (60) day period following the later of (a) the end of the Transition Period, or (b) the end of the Revocation Period (defined in Paragraph 21 of this Agreement) with no revocation of this Agreement by Executive, the Company shall pay Executive an amount in accordance with the Employment Agreement ("Severance Benefit"). Executive acknowledges and agrees that, but for his/her execution of this Agreement, he/she would not be entitled to the Severance Benefit described above. In the event of death of the Executive prior to receipt of all amounts due hereunder or under the Employment Agreement, any remaining Severance Benefit shall be paid to the estate of the Executive.

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5.          Termination of Benefits. Executive acknowledges that Company has explained Executive’s right under COBRA and understands that he/she has sixty (60) days from his/her Termination Date to notify the Company and formally elect COBRA continuation coverage. Executive acknowledges and agrees that he/she is solely responsible to pay all costs of any COBRA continuation coverage which he/she may elect. Executive further acknowledges that his/her participation in and entitlement to any and all other compensation, fringe benefits, Executive benefit plans (either Executive welfare benefit plans or Executive benefit pension plans) cease on his/her Termination Date.

6.          Terms of Settlement.

(a)     Settlement and Release.

(i)     Release By Executive. Subject to the conditions hereinafter set forth, and in exchange for the payment of the Severance Benefit subject to all applicable tax withholding, Executive hereby:

(1)     forever releases and discharges the Company and its respective officers, directors, stockholders, agents, employees, subsidiaries, affiliates, successors and assigns (collectively, the "Released Persons") from any and all claims, actions, causes of actions and demands of Executive, known or unknown, that Executive may have against the Released Persons, and any other claims that may arise in connection with Executive's capacity as an employee, officer, director or stockholder of the Company (whether directly or derivatively through the Company), including, without limitation, all damages, obligations, liabilities, costs and expenses incurred or otherwise suffered by Executive in connection therewith; specifically excluding, however, any claims for breach of any representation, warranty, obligation or covenant by the Company contained in this Agreement; and

(2)     covenants and agrees not to sue or bring, or cause or permit to be commenced, any action or legal proceeding against the Company or any of such Released Persons in connection with any claim, action, cause of action or demand released by Executive herein.

(I)     Without limiting the foregoing terms, this Agreement specifically includes and extinguishes all known or unknown claims, suits, actions, causes of action, demands or charges for age, sex, gender, pregnancy, sexual orientation, race, color, national origin, disability discrimination, or discrimination on any other basis, retaliation, "whistle-blowing," any and all wage claims, breach of contract, wrongful discharge, detrimental reliance, retaliatory discharge, infliction of emotional distress claims, any other tort claims, and any and all claims, suits, actions, causes of action, demands or charges arising from any alleged violation by or on behalf of the Released Persons, of any federal, state or local constitution, statute, regulation, ordinance, order, public policy or common law.

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(II)     Nothing in this Agreement precludes Executive from asserting any claim he/she may have pursuant to the Texas Workers’ Compensation Act, nor shall this Agreement preclude Executive from asserting any claim to enforce the terms of this Agreement or for a breach of this Agreement.

This release is not intended to encompass claims for workers' compensation or unemployment benefits. Nor is this release intended to prevent Executive from filing a statutory claim concerning employment with the Company or the termination thereof with the federal Equal Employment Opportunity Commission ("EEOC"), or similar state agencies. However, if Executive does so, or if any such claim is prosecuted in his/her name before any court or administrative agency, Executive waives and agrees not to take any award of money or other damages from such suit.

Further, this release does not limit or proscribe Executive’s non-waivable right to participate as a witness or cooperate in any investigation by the EEOC or other agency, apply to any claim arising out of conduct occurring after the date this Agreement is signed, apply to any claim to enforce the terms of this Agreement or apply to any claim to challenge the validity of this Agreement under the Older Workers’ Benefit Protection Act.

(ii)     Release By Company. Subject to the conditions hereinafter set forth, and in exchange for the agreements of Executive herein, the Company hereby:

(1)     forever releases and discharges Executive, his/her heirs and personal representatives, from any and all claims, actions, causes of action and demands of the Company, its officers, directors, and other stockholders, known or unknown, arising out of or in any way relating to any claims heretofore made by such persons against Executive, and any other claims that may arise in connection with Executive's capacity as an employee, officer or stockholder of the Company (whether directly or indirectly), including without limitation all damages, costs and expenses incurred or otherwise suffered by the Company, its officers, directors, and other stockholders in connection therewith, specifically excluding, however, any claim for breach of any representation, warranty, obligation or covenant of Executive contained in this Agreement and any claims, actions, causes of actions and demands arising from any deliberately dishonest, malicious or fraudulent act or omission or any willful violation of law by Executive; and

(2)     covenants and agrees not to sue or bring, or cause or permit to be commenced, any action or legal proceeding, against Executive, his/her heirs or personal representatives in connection with any claim, action, cause of action or demand released by such persons herein.

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(iii)     Mutual Assurances. The Parties hereto hereby mutually affirm and warrant to the other that they are unaware of any asserted or unasserted claims, causes of action or lawsuits against or by either party against the other, and as set forth elsewhere in this Agreement, do hereby mutually release and hold each other harmless from any such claims that may now exist or subsequently arise.

(b)     Allocation of Severance Benefit. The Company and Executive agree that the Severance Benefit shall be allocated totally as severance compensation to Executive. The Parties hereto agree to consistently report this allocation in the manner set forth above on their books and tax returns.

(c)     Compromise of Disputed Claims. The Parties acknowledge that this is a compromise and settlement and that this Severance Benefit is to provide severance compensation to Executive and to avoid the potential expense and inconvenience of litigation, and that neither party admits any liability with respect to the foregoing, and in fact, each party expressly denies liability with respect thereto. In no event shall anything contained herein be construed as an admission of liability on the part of any of the parties hereto or any other persons released from liability herein.

(d)     Full and Complete Settlement. Executive acknowledges that the agreements contained herein and payment of the Severance Benefit are to be made and received in full and complete settlement and satisfaction of all of the aforesaid claims, actions, causes of actions, demands, damages, costs and expenses. The Company acknowledges that Executive's agreements contained herein are to be made and received in full and complete settlement and satisfaction of all of the aforesaid claims, action, causes of actions, demands, damages, costs and expenses. This Agreement is entered into freely and voluntarily by the parties with the approval and the opportunity to obtain the advice of counsel.

7.          Indemnification and Insurance.

(a)     Indemnification. The Company agrees to indemnify and hold harmless Executive from and against all costs, damages, expenses, liabilities, claims, suits and causes of action of every nature arising out of or in connection with Executive’s employment with the Company; provided, however, that the Company shall have no obligation to indemnify or hold harmless Executive from any claims, actions, causes of actions and demands arising from any deliberately dishonest, malicious or fraudulent act or omission or any willful violation of law by Executive.

(b)     Insurance. The Company agrees that it will maintain its existing directors and officers liability insurance policy until December 31, 2015; provided, however, that the Company shall have the option to terminate such policy at any time and obtain tail insurance in its place providing for coverage of the Executive on the date prior to the date hereof so long as coverage under such tail policy extends through December 31, 2015.

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8.          No Encouragement of Claims. The Parties will not encourage any person to file a lawsuit, claim, or complaint against any of the Parties. The Parties will not assist any person who has filed a lawsuit, claim, or complaint against any of the Parties unless it is required to render such assistance pursuant to a lawful subpoena or other legal obligation.

9.          Return of Company’s Property. Executive agrees that he/she shall return to Company all of its property that is in Executive’s possession or control including, without limitation, all keys, computer hardware, materials, papers, books, files, documents, records, policies, customer information and lists, sales and marketing information, data base information and lists, mailing lists, notes, computer software and programs, data, and any other property or information that Executive may have relating to Company, its customers, Executives, policies, or practices (whether those materials are in paper or computer-stored form).

10.          Cooperation. Executive agrees to cooperate with Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Company including, without limitation, Executive being available to Company upon reasonable notice for interviews and factual investigations, appearing at Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Company all pertinent information and turning over to Company all relevant documents which are or may come into Executive’s possession.

11.          Non-disparagement. The Parties agree that they will not disparage, denigrate, or defame one another and/or related persons or any of their business products or services.

12.          Non-Admission. This Agreement does not constitute an admission by any of the Parties, and each Party specifically denies, that any action that any of the Parties has taken or has failed to take with respect to one another was or is wrongful, unlawful, in violation of any local, state or federal act, statute or constitution or susceptible of inflicting any damages or injury upon the other Party.

13.          Applicable Law. This Agreement shall be governed by, construed, and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Texas without giving effect to that State’s principles regarding conflict of laws.

14.          Severability. In the event that any provision of this Agreement is found by any court or tribunal of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall remain valid and enforceable.

15.          Remedies Upon Breach of Agreement. In the event of any breach of this Agreement, the party aggrieved shall be entitled to recover from the other party not only the amount of any judgment which may be awarded against the breaching party, but also such other damages, costs and expenses as may be incurred by the aggrieved party as a result of such breach, including court costs, reasonable attorney's fees, and all other reasonable out-of-pocket costs and expenses incurred in connection therewith, taxable or otherwise, in preparing the defense of, defending against or seeking or obtaining an abatement of or injunction against such action or proceeding, in establishing or maintaining the applicability or validity of this Agreement or any provision thereof, and in prosecuting any counterclaim or crossclaim based thereon.

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16.          Entire Agreement. This Agreement contains the entire agreement and understanding between Executive and Company concerning the matters described herein and supersedes all prior agreements, discussions, negotiations, understandings and proposals of the parties. Notwithstanding the foregoing sentence, those provisions of Executive’s Employment Agreement that by their terms are intended to survive and are enforceable past the Termination Date shall continue to bind the Executive and are incorporated by reference herein. The terms of this Agreement cannot be changed except in a subsequent document signed by Executive and an authorized officer of Company. This Agreement binds and is for the benefit of Executive and Company as well as his/her/its respective heirs, personal representatives, successors and assigns.

17.          Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To facilitate the execution of this Agreement, this Agreement may be executed by facsimile signature, with the original signature to be provided promptly after facsimile transmission.

18.          Expenses. Except as provided herein, each party shall pay their own respective legal and other professional fees and other expenses incurred in connection with the matters addresses herein.

19.          Revocation Period. Executive has the right to revoke this Agreement during a period of seven (7) days after Executive signs it ("Revocation Period"). To revoke this Agreement, Executive must sign and send a written notice of Executive’s decision to revoke the Agreement, addressed to Company, and that written notice must be received no later than seven (7) days after Executive signed this Agreement. If Executive exercises his/her right to revoke this Agreement, Executive will not be entitled to any of the money, benefits and other consideration from Company described in Paragraph 4, and must immediately repay to Company any consideration that Executive already has received from Company under that paragraph.

20.          Knowing and Voluntary Waiver. Executive acknowledges that he/she: (a) has completely read this Agreement and fully understands its meaning; (b) has had the opportunity of twenty-one (21) days to review this Agreement before signing it; (c) has had the full opportunity to investigate all matters pertaining to Executive’s claims and fully understands its terms and contents, including the rights and obligations hereunder; (d) has been informed of the right to consult an attorney before signing this document; (e) is entering into this Agreement knowingly and voluntarily; and (f) the only consideration Executive is receiving for signing this Agreement is described herein, and no other promises or representations of any kind have been made by any person or entity to cause Executive to sign this Agreement.

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21.          Older Workers’ Benefit Protection Act Protections. Pursuant to the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, if Executive is over the age of forty (40), Company hereby advises Executive of the following:

(a)     Executive is advised to consult with an attorney prior to signing this Agreement.

(b)     Executive is advised to completely read this Agreement and fully understand its meaning.

(c)     Executive has up to forty-five (45) days within which to consider whether he/she should sign this Agreement. Executive may sign this Agreement at any time during this 45-day period. However, the offer contained in this Agreement will expire if it is not accepted within 45 days after Executive receives it.

(d)     If Executive signs the Agreement, he/she shall have seven (7) days thereafter to revoke the Agreement. To revoke the Agreement, Executive must deliver written notice of the revocation to Company, so that it is received before the seven (7) day revocation period expires.

(e)     In signing this Agreement, Executive has had the full opportunity to investigate all matters pertaining to Executive’s claims and fully understands its terms and contents, including the rights and obligations hereunder.

(f)     In signing this Agreement, Executive is not releasing or waiving any federal age discrimination claims based on conduct or events that occur after the Agreement is signed.

(g)     Executive is entering into this Agreement knowingly and voluntarily.

(h)     Executive’s only consideration for signing this Agreement is described herein, and no other promises or representations of any kind have been made by any person or entity to cause Executive to sign this Agreement.

READ CAREFULLY.

THIS DOCUMENT CONTAINS A RELEASE OF ALL

KNOWN AND UNKNOWN CLAIMS.

[NAME OF EXECUTIVE]	CROSS BORDER RESOURCES, INC.

By:

Its:

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Date Signed by Executive		Date Signed by Company

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